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                                                                      Exhibit 14



               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Independent Auditors" in the Pre-Effective Amendment No. 2 to the Registration Statement (Form N-6 No. 333-104719) and the related Statement of Additional Information appearing therein and pertaining to the Lincoln Life Flexible Premium Variable Life Account S, which are incorporated by reference into Post-Effective Amendment No. 1, and to the use therein of our reports dated
(a) February 7, 2003, with respect to the consolidated financial statements of The Lincoln National Life Insurance Company, and (b) March 3, 2003, with respect to the financial statements of Lincoln Life Flexible Premium Variable Life Account S.


                                                           /s/ Ernst & Young LLP

Fort Wayne, Indiana
July 15, 2003